Exhibit T3A.36
CERTIFICATE OF FORMATION
OF
NAMEKEEPERS LLC
          The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:
     FIRST: The name of the limited liability company is Namekeepers LLC.

SECOND:	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 25th day of May, 2000.

By:	/s/ John Fall
	Name:	John Fall
	Title:	Senior Vice President, & Secretary & General Counsel